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                                                                  EXHIBIT 24(b)


                   RESOLUTION OF THE BOARD OF DIRECTORS OF

                             WACHOVIA CORPORATION

                            October 27, 1995



        FURTHER RESOLVED, that each officer and director who may be required to execute any Registration Statement relating to the Securities or any amendment thereof (whether on behalf of the Company or as an officer or director thereof) is hereby authorized to constitute and appoint Kenneth W. McAllister and Alice Washington Grogan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to any such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.